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                                                                    EXHIBIT 99.1

                                             For additional information, contact
                                              Investor Relations, (301) 897-2564
November 19, 2008                                       Email:  info@spherix.com

          SPHERIX STOCKHOLDERS AUTHORIZE POTENTIAL REVERSE STOCK SPLIT

BETHESDA, MD, Spherix Incorporated (Nasdaq:SPEX) reported that at a special meeting of stockholders held on November 17, 2008, the stockholders authorized the Board of Directors to effect a reverse split of its common stock at any time within the next twelve (12) months at a ratio ranging from 1:5 to 1:20. The Board of Directors will be assessing the appropriateness and size of a reverse split. If a reverse split is approved by the Board of Directors, the result would be that a specific number of shares of common stock between five (5) and twenty (20) would be combined into one (1) share of common stock.

      As a result of Nasdaq's recent suspension of enforcement of its minimum price requirement, the Company has until April 23, 2009 to achieve compliance with the $1.00 per share minimum price request. Accordingly, it is expected that the Board of Directors will defer action on the reverse stock split until early 2009.

      "We are pleased with the support of our stockholders in authorizing the Board to affect a reverse split, and the confidence that it represents in Spherix going forward, "said Claire Kruger, Spherix's CEO."

      Spherix also reported that it has now received the final $2 million escrow payment related to the sale of its InfoSpherix subsidiary last year.


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      Certain statements contained herein are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied. Factors that could cause actual results to differ materially from those expressed or implied include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission, including the filing on Form 8-K made on October 10, 2007.

      Spherix's mission is to create value and increase shareholder wealth through innovations that benefit our clients and the human condition. Spherix offers innovations in biotechnology, and provides technical and regulatory consulting services to biotechnology and pharmaceutical companies.

                     Our Internet address is www.spherix.com
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